Exhibit 99.1

Delta Apparel Announces Stronger than Expected First Quarter Sales

GREENVILLE, S.C., January 12, 2021 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced preliminary sales results for its 2021 fiscal first quarter ended January 2, 2021.

The Company expects overall net sales for its December quarter to be approximately $94 million. The stronger than anticipated sales, resulting in only a slight decline from the $95.9 million achieved in the prior year, was driven by strong order demand coupled with impeccable manufacturing and operational execution at all levels.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “We are extremely pleased with the top-line results delivered this quarter, particularly considering the notable headwinds presented. We entered October with $31 million, or about 20%, less finished goods inventory than a year ago, as our manufacturing operations worked to replenish inventory following a fifteen-week government-mandated shutdown in the June quarter and the robust sales we achieved in the September quarter.  Inventory availability was then further hampered by two major hurricanes that hit Central America in October and November.  We are pleased to have quickly resumed production after the hurricanes and are now in expansion mode across our manufacturing platform to produce record level outputs.”

The Company also faced unforeseen challenges in its DTG2Go digital print business and across its e-commerce sites as major freight carriers limited daily package pickups and unexpectedly shortened the holiday shipping calendar by shifting to an earlier cutoff for guaranteed holiday deliveries.

Humphreys further commented, “We have proven over the past year that Delta Apparel is resilient and can successfully navigate the many challenges recently faced by the world.  Our better than anticipated sales and operational performance in the December quarter should allow us to achieve positive net income in the first quarter, with sequential improvement in earnings as the year unfolds.”

As previously announced, the Company is scheduled to host a virtual fireside chat today at 12:30 p.m. Eastern Time at the 23rd Annual ICR Conference. A webcast of the fireside chat will be available on Delta Apparel's website at www.deltaapparelinc.com. Real Player or Windows Media Player is required to listen to the webcast.

Full Financial Results for First Quarter Fiscal 2021 on February 8, 2021

Final and complete financial results for the Company’s fiscal year 2021 first quarter ended January 2, 2021, will be released after the market close on February 8, 2021. At 4:30 p.m. ET on that day, the Company’s senior management will also hold a conference call to discuss its financial results and business outlook. The Company invites you to join the call by dialing 800-437-2398. If calling from outside the United States, please dial 323-289-6576. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through March 8, 2021. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 3131301.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the on-demand, digital print and fulfillment industry, bringing DTG2Go’s proprietary technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business digital platform. The Company’s products are also made available direct-to-consumer on its ecommerce sites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,900 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the COVID-19 pandemic impact on our operations, financial condition, liquidity, and capital investments; significant interruptions within our manufacturing or distribution facilities or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:

Deborah Merrill, 864-232-5200 x6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com